Suite 22001201 Third AvenueSeattle, WA 98101-3045 206.622.3150 tel 206.757.7700 fax

August 19, 2016

HomeStreet, Inc.
Two Union Square Suite 2000
601 Union Street
Seattle, Washington 98101

Re:    Registration Statement on Form S-4 dated August 19, 2016
SEC File No. 333-

Ladies and Gentlemen:

We have acted as counsel to HomeStreet, Inc., a Washington corporation (“Registrant”), in connection with the filing with the Securities and Exchange Commission (“Commission”) of the above referenced registration statement (as amended from time to time, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (“Act”) and the regulations of the Commission promulgated thereunder. The Registration Statement relates to the issuance by the Registrant of up to $65,000,000 aggregate principal amount of 6.5% Senior Notes due 2026 (“Exchange Notes”), in exchange for up to $65,000,000 in outstanding 6.5% Senior Notes due 2026, issued on May 20, 2016 (“Outstanding Notes” and, together with the Exchange Notes, the “Notes”). The Notes are governed by an indenture dated May 20, 2016 (“Indenture”) between the Registrant and Wells Fargo Bank, N.A., as trustee (“Trustee”).
This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained or incorporated by reference therein (as supplemented and amended from time to time), other than as expressly stated herein with respect to the issuance of the Exchange Notes.
We have examined such matters of fact and questions of law as we have deemed appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of your officers as to questions of fact material to this opinion. Without limiting the generality of the foregoing, we have assumed without independently verifying the accuracy of the factual matters set forth in the Registration Statement. We have further assumed the valid execution and delivery of the Indenture by the Trustee. Except as expressly set forth herein, we have not undertaken any independent investigation in support of the opinions expressed in this letter and we have relied solely upon our review of the foregoing documents in rendering the same. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the accuracy and completeness as of the date of this opinion letter of the information contained in such documents, certificates and records.
We are opining herein as to the Washington Business Corporation Act and other laws of the states of Washington and, with respect to certain laws governing the Indenture and the Notes, New York. Other than for the laws of the states of Washington and New York, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We further express no opinion as to any matters of federal law (other than the Act as specifically referenced herein), any municipal law or the laws of any local agencies within any state (including local laws and local agencies of Washington and New York).
Based upon, and subject to, the foregoing we are of the opinion that:

1.	The Registrant is a corporation validly existing under the laws of the State of Washington.

2.
The execution, delivery and performance of the Indenture and the Notes have been duly authorized by all necessary corporate action on the part of the Registrant, and the Indenture and each of the Original Notes have been duly and validly executed and delivered by the Registrant. Upon consummation of the exchange offer in accordance with the Indenture and as described in the Registration Statement, each of the Exchange Notes will have been duly executed and delivered by the Registrant.

3.
The Exchange Notes, when issued upon the surrender of and in exchange for the Outstanding Notes, in accordance with the Indenture and as described in the Registration Statement, will be validly issued, fully paid and non-assessable, and will be binding obligations of the Registrant.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent transfer and other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained or incorporated by reference into the Registration Statement, under the prospectus heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-

effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Exchange Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.
Very truly yours,

Davis Wright Tremaine, LLP
/s/ Davis Wright Tremaine, LLP